US$1,000,000,000                                      Filed Pursuant to Rule 433

5.85% Senior Notes Due 2016                           File No. 333-132177

                                  [Citigroup LOGO]
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Terms and Conditions:
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Issuer:                        Citigroup Inc.
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Ratings:                       Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                    July 26, 2006
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Settlement Date:               August 2, 2006 (T+5 days)
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Maturity:                      August 2, 2016
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Par Amount:                    $1,000,000,000
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Semiannual Coupon:             5.850% per annum
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Public Offering Price:         99.940%
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Gross Fee:
   Management Fee:             0.425%
   Underwriting Fee            0.0625%
   Sales Concession:           0.3000%
   Re-allowance:               0.2500%
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Purchase Price:                99.515%
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Net Proceeds to Citigroup:     $994,975,000
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Interest Payment Dates:        Semiannually on the 2nd of each February and
                               August.  Following business day convention.
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First Coupon:                  February 2, 2007.
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Day Count:                     30/360.
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Defeasance:                    Applicable. Provisions of Sections 11.03 and
                               11.04 of the Indenture apply.
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Redemption at Issuer Option:   Only for tax purposes.
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Redemption for Tax Purposes:   Applicable at issuer option if, as a result
                               of changes in U.S. tax law, withholding tax
                               or information reporting requirements are
                               imposed on payments on the notes to
                               non-United States persons. Redemption as a
                               whole, not in part.
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Sinking Fund:                  Not applicable.
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Listing:                       Application will be made to list the notes on
                               the regulated market of the Luxembourg Stock
                               Exchange.
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Minimum Denomination /         $100,000/ multiples of  $1,000 in excess thereof
  Multiples:
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                                                      Principal Amount Purchased
                                                      --------------------------
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Sole Book Manager:            Citigroup Global Markets Inc.  $850,000,000(85.0%)
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Senior Co-Lead Managers:      Bear, Stearns & Co. Inc.        $25,000,000(2.50%)
                              Deutsche Bank Securities Inc.   $25,000,000(2.50%)
                              Goldman, Sachs & Co.            $25,000,000(2.50%)
                              Lehman Brothers Inc.            $25,000,000(2.50%)
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Junior Co-Lead Managers:      Banc of America Securities LLC  $10,000,000(1.00%)
                              Merrill Lynch, Pierce, Fenner   $10,000,000(1.00%)
                              & Smith Incorporated
                              Muriel Siebert & Co., Inc.      $10,000,000(1.00%)
                              UBS Securities LLC              $10,000,000(1.00%)
                              The Williams Capital Group, L.P.$10,000,000(1.00%)
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CUSIP:                        172967 DQ 1
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ISIN:                         US172967DQ13
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US$1,000,000,000                                      Filed Pursuant to Rule 433

5.85% Senior Notes Due 2016                           File No. 333-132177

                                  [Citigroup LOGO]
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.